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                                                                   EXHIBIT 2.13

                                 AMENDMENT NO. 1
                           dated as of August 31, 1999
                                     to the
                          AGREEMENT AND PLAN OF MERGER
                                   dated as of
                                February 16, 1999

         This AMENDMENT NO. 1 dated as of August 31, 1999 ("AMENDMENT NO. 1") to the AGREEMENT AND PLAN OF MERGER, dated as of February 16, 1999 (the "ORIGINAL MERGER AGREEMENT"), is made and entered into by and between Fluence Technology, Inc., a Delaware corporation ("FLUENCE" or "BUYER"), Opmaxx Acquisition Corporation, a Delaware Corporation ("MERGER SUB"), and Opmaxx, Inc., a
Delaware Corporation ("OPMAXX" or the "COMPANY").  The Original Merger
Agreement as amended by this Amendment No. 1 is hereinafter referred to as the "Merger Agreement". Capitalized terms not otherwise defined herein have the meanings set forth in the Original Merger Agreement.

                                    RECITALS

         The parties have heretofore entered into the Original Merger Agreement. The parties now wish to amend the Original Merger Agreement to provide that Opmaxx rather than Merger Sub shall be the surviving corporation in the Merger and to effect certain other technical clarifications. In addition, Merger Sub, having been formed after the execution and delivery of the Original Merger Agreement, wishes to become a party to the Merger Agreement, and Opmaxx and Fluence wish to include Merger Sub as a party to the Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment No. 1, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1. Merger Sub is hereby added as a party to the Merger Agreement, and by execution of this Amendment No. 1 Merger Sub agrees to be bound by all of the provisions of the Original Merger Agreement (as amended by this Amendment No. 1) to the same extent as if it had executed and delivered the Original Merger Agreement as a party thereto. The forepart and signature page of the Original Merger Agreement, and the definition of "Party" and "Parties" in the forepart of the Original Merger Agreement, are hereby amended to add Merger Sub as a party.

         Section 2. The first sentence of Section 2 of the Original Merger Agreement is hereby amended and restated so as to read in its entirety as follows: "Subject to the terms and conditions of this Agreement, the Parties agree that, following the Closing (as defined in Section 3 below), Merger Sub and Opmaxx shall execute and file the Certificate of Merger in substantially the form attached hereto as Exhibit B with the

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         Delaware Secretary of State, whereupon Merger Sub shall be merged with and into Opmaxx, and Opmaxx shall be the surviving corporation in such merger and shall become a wholly owned subsidiary of Fluence."

         Section 3. Section 2.1 of the Original Merger Agreement is hereby amended and restated so as to read in its entirety as follows: "Upon the effectiveness of the Merger (hereinafter referred to as the "EFFECTIVE TIME OF THE MERGER"), Merger Sub shall be merged with and into Opmaxx and the separate existence of Merger Sub shall cease. Opmaxx shall be the corporation surviving the Merger (the "Surviving Corporation")."

         Section 4. Section 2.3 of the Original Merger Agreement is hereby amended and restated so as to read in its entirety as follows: "Each share of the common stock of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Timer of the Merger shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into one share of Surviving Corporation Common Stock."

         Section 5. Exhibit B to the Original Merger Agreement (Certificate of Merger of Opmaxx, Inc., a Delaware corporation, with and into Opmaxx Acquisition Corporation, a Delaware corporation) is hereby amended and restated, in the form attached hereto as EXHIBIT A.

         Section 6. Section 12.5 of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows: "The boards of directors of Merger Sub and Opmaxx may amend this Agreement at any time prior to the time that the Certificate of Merger filed with the Delaware Secretary of State becomes effective, in accordance with Section 103 of the Delaware General Corporation Law, provided that an amendment made subsequent to the adoption of the agreement by the stockholders of Merger Sub or Opmaxx shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of Merger Sub or Opmaxx; (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of such constituent corporation.

         Section 7. Except as expressly set forth herein, all terms and conditions of the Original Merger Agreement shall remain unchanged.

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         IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first written above.

                              FLUENCE TECHNOLOGY, INC.

                              By:/s/ John DiGirolamo
                                 Name: John DiGirolamo
                                 Title: President

                              OPMAXX ACQUISITION CORPORATION

                              By:/s/ John DiGirolamo
                                 Name: John DiGirolamo
                                 Title: President

                              OPMAXX, INC.

                              By:/s/ Douglas L. Goodman
                                 Name: Douglas L. Goodman
                                 Title: President